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                                  EXHIBIT  11

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*

                       ( In thousands except share data )


                                                   YEAR ENDED AUGUST 31,
                                            ------------------------------------
                                               1994         1993         1992
                                            ----------   ----------   ----------
Net earnings                                   $26,170      $21,661      $12,510

Weighted average number
     of shares outstanding                  14,649,810   10,835,246   10,618,582

Dilutive effect of stock option and
     purchase plans, after application
     of treasury stock method                  306,669      280,378      209,470

Adjustment for December 1993
     four-for-three stock split                           3,705,208    3,609,351


Shares used in calculating primary
     net earnings per share                 14,956,479   14,820,832   14,437,403

                                            ----------   ----------   ----------
Net earnings per share                           $1.75        $1.46        $0.87
                                            ==========   ==========   ==========


    *Fully diluted earnings per share are identical to primary earnings per share.